Exhibit 99.3

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), is entered into as of June 5, 2014 (the “Agreement Date”) by and between MatlinPatterson FA Acquisition LLC (the “Seller”) and LLSM L.P. (the “Buyer”).

RECITALS

A. The Seller intends to sell to the Buyer in the aggregate 1,304,393 shares of Common Stock (the “Shares”) of Gleacher & Company, Inc. (the “Company”) issued pursuant to that certain Investment Agreement, dated as of May 14, 2007 between First Albany Companies Inc. (predecessor-in-interest to the Company) and the Seller (the “Investment Agreement”).

B. The Seller desires to sell and transfer the Shares to the Buyer, and the Buyer desires to purchase the Shares from the Seller for cash subject to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Seller and the Buyer hereby agree as follows:

ARTICLE 1

STOCK PURCHASE AND CLOSING

1.1 Stock Purchase. Subject to the terms and conditions herein contained, the Seller shall sell, convey, transfer, assign and deliver to the Buyer, and the Buyer shall acquire, all of Seller’s right, title and interest to (i) the Shares, (ii) to the extent related to the Shares, the Investment Agreement, and (iii) to the extent related to the Shares, the Registration Rights Agreement (as defined in the Investment Agreement) ((i) – (iii), collectively, the “Transferred Rights”).

1.2 Purchase Price. As consideration for the purchase of the Transferred Rights at the Closing, the Buyer shall pay to the Seller the Purchase Price pursuant to Section 1.3 below and as set forth on Exhibit A.

1.3 Closing. At or prior to the Closing, (i) Seller shall deliver to American Stock Transfer & Trust Company, LLC as transfer agent for the Company (“AST”): (A) Seller’s stock power(s) duly executed in blank, with medallion guarantee (collectively, the “Stock Powers”), and (B) an opinion of counsel and instruction letter in a form satisfactory to AST (the “AST Transfer Documents”) and (ii) Buyer shall deliver to AST a completed IRS Form W-9 or W-8 (as applicable). Upon written notification from the Company or AST on behalf of the Company that AST has recorded the Shares in the name of the Buyer, the Buyer shall deliver to the Seller the Purchase Price in immediately available funds pursuant to the wire instructions set forth on Exhibit A. The foregoing shall be the “Closing,” and the date on which such occurs, the “Closing Date.” The parties agree that the purchase and sale for the Shares shall be effective as of the Agreement Date (which shall be deemed the “Trade Date”), but the technical closing of the transaction shall be as of the Closing Date.

1.3.1 The Seller shall deliver to the Shares, free and clear of any claims, legends, liens or encumbrances of any nature whatsoever, other than those mentioned in section 1.3.2 below.

1.3.2 Buyer acknowledges that the Shares received at Closing will contain certain restrictive legends following the Closing. Buyer authorizes the Company and its agents to place on each certificate for Shares or otherwise notate in book-entry form any legends required under by applicable securities laws, as well as the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OFFERED FOR SALE, OR OTHERWISE DISPOSED OF IN ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION FROM COUNSEL IN A FORM ACCEPTABLE TO THE COMPANTY AND ITS LEGAL COUNSEL STATING THAT SUCH REGISTRATION IS NOT REQUIRED.

The Buyer agrees that, in order to ensure compliance with the restrictions imposed by this Agreement, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if the Company acts as its own transfer agent, it may make appropriate notations to the same effect in its own records. The Buyer further understands and agrees that the Company may require written assurances, in form and substance reasonably satisfactory to counsel for the Company (which may include a requirement that the Buyer’s counsel provide a legal opinion reasonably acceptable to the Company), before the Company effects any future transfers of the Shares.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller represents and warrants to the Buyer that the representations, warranties, covenants and statements in the following sections of this Article 2 are true and correct as of the Agreement Date and the Closing Date (and covenants shall be complied with after the Agreement Date and the Closing Date):

2.1 Organization, Good Standing, etc. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to carry on its business, to own, lease, operate and hold its properties and assets. The Seller has all requisite power and authority to enter into this Agreement, to carry out and perform its obligations under the terms of this Agreement and to consummate the transactions contemplated hereby.

2.2 Authority. All action on the part of the Seller required for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, has been taken.

2.3 No Conflicts. The execution, delivery and performance by the Seller of this Agreement (a) will not require any authorization, consent, approval, license, exemption of or filing or registration with the Company or any court or any domestic or foreign nation, state, multi-state or municipal or other governmental authority of any nature, including any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any regulatory or taxing authority thereunder (any such governmental authority, a “Governmental Body”), (b) will not cause the Seller to violate or contravene any provision of law, any rule or regulation of any Governmental Body, any order, writ, judgment, injunction, decree, determination or award, binding upon or applicable to the Seller or any provision of the organizational documents of the Seller and (c) will not, in any material respect, violate or be in conflict with, result in a breach of or constitute (with or without notice or the lapse of time or both) a default under any contract to which the Seller is a party or by which the Seller or any of its properties, assets or rights is bound or affected.

2.4 Binding Obligation. This Agreement has been duly executed and delivered by the Seller. This Agreement constitutes the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

2.5 Ownership of Shares. The Seller acquired the Shares in a private placement directly from the Company in pursuant to the Investment Agreement as of the date thereof and has owned the Shares continuously up until the Closing. During such period of ownership, (a) no other person or entity has or had a direct or indirect beneficial interest in any of the Shares and (b) no actions have been taken by or on behalf of the Seller that would subject the sale of the Shares by the Seller to Buyer to the registration provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “1933 Act”) or any other applicable securities laws. The Seller owns such Shares free and clear of any restrictions, liens, or similar claims (other than restrictions imposed by applicable securities laws). The transfer and delivery of the Shares from Seller to the Buyer, as contemplated by this Agreement, shall transfer good title to such Shares free and clear of all restrictions, liens, or similar claims (other than those contemplated by Section 1.3.2 above).

2.6 Transfer for Own Account. The Seller is selling the Shares for Seller’s own account only and not with a view to, or for sale in connection with, a distribution of the Shares within the meaning of the 1933 Act. No portion of the Purchase Price will be received indirectly by the Company.

2.7 No General Solicitation. At no time has the Seller presented the Buyer or any other party with or solicited the Buyer or any other party through any publicly issued or circulated newspaper, mail, radio, television, Internet or other form of general advertisement or general solicitation in connection with the transfer of the Shares within the meaning of Rule 502(c) of the 1933 Act.

2.8 No Broker-Dealer. The Seller has not effected this transfer of the Shares by or through a broker-dealer or in any public offering.

2.9 No Buyer Reimbursement. No portion of the Purchase Price paid by the Buyer has been or will be delivered, paid or remitted, directly or indirectly, to the Buyer or any of its affiliates. The Seller has not and will not enter into any agreement providing for the delivery, payment or remittance, directly or indirectly, of any portion of the Purchase Price paid by the Buyer to the Buyer or any of its affiliates.

2.10 Seller Excluded Information. Seller acknowledges that (i) Buyer currently may have, and later may come into possession of, information with respect to the Company or any of its affiliates or the Shares that is not known to Seller and that may be material to a decision to sell the Shares (“Seller Excluded Information”), (ii) Seller has determined to sell the Shares notwithstanding its lack of knowledge of the Seller Excluded Information and (iii) Buyer shall have no liability to Seller, and Seller waives and releases any claims that it might have against Buyer whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Seller Excluded Information in connection with this Agreement; provided, however, that the Seller Excluded Information shall not and does not affect the truth or accuracy of Buyer’s representations or warranties in this Agreement. Additionally, the Seller acknowledges that it is a sophisticated institutional investor with respect to the Shares and has independently and without reliance upon the Buyer, and based upon such information as the Seller has deemed appropriate, made its own analysis and decision to sell the Shares.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to the Seller that the representations, warranties and statements in the following sections of this Article 3 are true and correct as of the Agreement Date and the Closing Date:

3.1 Organization, Good Standing, etc. The Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the Cayman Islands, and has all requisite power and authority to carry on its business, to own, lease, operate and hold its properties and assets. The Buyer has all requisite power and authority to enter into this Agreement, to carry out and perform its obligations under the terms of this Agreement and to consummate the transactions contemplated hereby.

3.2 Authority. All action on the part of the Buyer required for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, has been taken.

3.3 No Conflicts. The execution, delivery and performance by the Buyer of this Agreement (a) except as set forth in the Investment Agreement and in reliance on the Seller’s representations contained in Article 2, will not require any authorization, consent, approval, license, exemption of or filing or registration with any court or Governmental Body, (b) except as set forth in the Investment Agreement and in reliance on the Seller’s representations contained in Article 2, will not cause the Buyer to violate or contravene any provision of law, any rule or regulation of any Governmental Body, any order, writ, judgment, injunction, decree, determination or award, binding upon or applicable to the Buyer or any provision of the organizational documents of the Buyer and (c) will not, in any material respect, violate or be in conflict with, result in a breach of or constitute (with or without notice or the lapse of time or both) a default under any contract to which the Buyer is a party or by which the Buyer or any of its properties, assets or rights is bound or affected.

3.4 Binding Obligation. This Agreement has been duly executed and delivered by the Buyer. This Agreement constitutes legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

3.5 Purchase for Own Account. The Shares to be purchased by the Buyer hereunder will be acquired for investment for the Buyer’s own accounts, in the manner set forth herein, and not with a view to the distribution thereof within the meaning of the 1933 Act. The Buyer also represents that it has not been formed for the specific purpose of acquiring the Shares.

3.6 Accredited Investor Status. The Buyer is an “accredited investor” within the meaning of Regulation D promulgated under the 1933 Act. By reason of its business and financial experience, sophistication and knowledge, the Buyer is capable of evaluating the risks and merits of the investment made pursuant to this Agreement. The Buyer confirms that it is able (i) to bear the economic risk of this investment, (ii) to hold the Shares for an indefinite period of time, and (iii) to bear a complete loss of the Buyer’s investment.

3.7 Due Diligence and No Solicitation. The Buyer has had a reasonable opportunity to conduct due diligence based upon documents publicly filed by the Company with the SEC. The Buyer acknowledges that the Company offered Buyer the opportunity to speak with Company management regarding the Company, its financial results and position and its prospects. At no time was the Buyer presented with or solicited by any leaflet, public promotional meeting, circular, newspaper or magazine article, radio or television advertisement or any other form of general advertising.

3.8 Financial Wherewithal. The Buyer presently has and will have at the Closing all funds or financing in place necessary to pay and deliver to the Seller the Purchase Price contemplated by this Agreement.

3.9 Independent Investigation. The Buyer in making its decision to purchase the Shares has relied solely upon an independent investigation made by it and its legal, tax and/or financial advisors, and is not relying upon any oral representations of the Company or the Seller.

3.10 No General Solicitation. At no time was the Buyer presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television, Internet or other form of general advertising or solicitation in connection with the Shares.

3.11 No Reimbursement. No portion of the Purchase Price paid by the Buyer has been or will be delivered, paid or remitted, directly or indirectly, to Buyer or any of its affiliates. The Buyer has not entered and will not enter into any agreement providing for the delivery, payment or remittance, directly or indirectly, of any portion of the Purchase Price paid by Buyer to the Buyer or any of its affiliates.

3.12 Compliance with Securities Laws. The Buyer understands and acknowledges that, in reliance upon the representations and warranties made by the Buyer herein, the Shares are not being registered with the SEC or being qualified or registered under the securities laws of any state, but instead are being transferred under an exemption or exemptions from the registration and qualification requirements of the 1933 Act and other applicable securities laws which impose certain restrictions on the Buyer’s ability to transfer the Shares.

3.13 Securities Law Restrictions on Transfer. The Buyer understands that Buyer may not transfer any Shares unless such Shares are registered under the 1933 Act or qualified under the applicable securities laws or unless an exemption from such registration and qualification requirements is available. The Buyer understands that only the Company may file a registration statement with the SEC or applicable securities commissioners. The Buyer has also been advised that exemptions from registration and qualification may not be available or may not permit the Buyer to transfer all or any of the Shares in the amounts or at the times proposed by the Buyer.

3.14 Rule 144. In addition, Buyer has been advised that SEC Rule 144 promulgated under the 1933 Act, which permits certain limited sales of unregistered securities, may not be available with respect to the Shares and, in any event, requires that the Shares be held for a minimum of six (6) months, and in certain cases one (1) year, after they have been purchased and paid for (within the meaning of SEC Rule 144), before they may be resold under SEC Rule 144.

3.15 Foreign Status. If the Buyer is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), the Buyer hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (a) the legal requirements within its jurisdiction for the purchase of the Shares, (b) any foreign exchange restrictions applicable to such purchase, (c) any governmental or other consents that may need to be obtained, and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares.

3.16 Acknowledgment of Possible Liquidation of the Company. The Buyer acknowledges that one of the proposals set forth in the Company’s 2014 Definitive Proxy Statement is a liquidation of the Company. The Buyer acknowledges that if such liquidation proposal is approved, the Buyer will be only be able to transfer the Shares as described in such Proxy Statement and subject to the restrictions contained in this Agreement.

3.17 Buyer Excluded Information. Buyer acknowledges that (i) two employees of Seller currently serve on the board of directors of the Company and that Seller is the largest stockholder of the Company, (ii) by reason of its connections to the Company, Seller may possess information with respect to the Company or any of its affiliates or the Shares that is not known to Buyer and that may be material to a decision to purchase the Shares (“Buyer Excluded Information”), (iii) Buyer does not wish to receive any Buyer Excluded Information and has determined to purchase the Shares notwithstanding its lack of knowledge of the Buyer Excluded Information and (iv) Seller shall have no liability to Buyer, and Buyer waives and releases any claims that it might have against Seller, whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Buyer Excluded Information in connection with this Agreement; provided, however, that the Buyer Excluded Information shall not and does not affect the truth or accuracy of Seller’s representations or warranties in this Agreement. Additionally, Buyer acknowledges that it has independently and without reliance upon Seller, and based upon such information as Buyer has deemed appropriate, made its own analysis and decision to purchase the Shares.

ARTICLE 4

SELLER’S CONDITIONS TO CLOSING

The obligation of the Seller to sell the Shares to the Buyer at the Closing is subject to the fulfillment at the Closing of the following conditions:

4.1 Purchase Price. The Seller shall have received the Purchase Price as provided in Section 1.3.

4.2 Representations and Warranties. The representations and warranties of the Buyer contained in Article 3 of this Agreement shall be true and correct in all material respects at and as of the Closing as though then made, and Buyer shall have performed and complied with all covenants required by this Agreement to be performed and complied with by it on or prior to the Closing Date.

4.3 Legal Investment. On the Closing Date, the purchase of the Shares by the Buyer shall be permitted by the laws and regulations of each jurisdiction to which the Buyer is subject.

4.4 No Actions Pending. There shall be no suit, action, investigation, inquiry or other proceeding by any Governmental Body or other person or entity pending or threatened which questions the validity or legality of the transactions contemplated by this Agreement or which questions the ability of the Seller to sell the Shares to the Buyer.

ARTICLE 5

BUYER’S CONDITIONS TO CLOSING

The obligation of the Buyer to purchase the Shares from the Seller at the Closing is subject to the fulfillment at the Closing of the following conditions:

5.1 Stock Powers and Opinion. The Seller shall have delivered to AST the Stock Powers and legal opinion pursuant to Section 1.3.

5.2 Representations and Warranties. The representations, warranties and agreement of the Seller contained in Article 2 of this Agreement shall be true and correct in all material respects at and as of the Closing as though then made, and the Seller shall have performed and complied with all covenants required by this Agreement to be performed and complied with by it on or prior to the Closing Date.

5.3 Legal Investment. On the Closing Date, the sale of the Shares by the Seller shall be permitted by the laws and regulations of each jurisdiction to which the Seller is subject.

5.4 No Actions Pending. There shall be no suit, action, investigation, inquiry or other proceeding by any Governmental Body or other person or entity pending or threatened which questions the validity or legality of the transactions contemplated by this Agreement or which questions the ability of the Buyer to purchase the Shares from the Seller.

ARTICLE 6

MISCELLANEOUS

6.1 Further Assurances. Following the Closing, the Seller and the Buyer, promptly after request of the other party, will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

6.2 Distributions. If at any time after the Trade Date, Seller receives any payments, proceeds or distributions with respect to the Shares (a “Distribution”), Seller shall (i) accept and hold the Distribution on behalf of and for the sole benefit of Buyer, (ii) have no equitable or beneficial interest in the Distribution, and (iii) deliver the Distribution (free of any withholding, setoff, recoupment, or deduction of any kind except as required by law) promptly (but in the case of a cash Distribution, in no event later than two (2) business days after the date on which Seller received it) to Buyer in the same form received. If any Distribution includes securities or other assets that may be subject to transfer restrictions, Seller shall, to the extent permissible, endorse (without recourse) or use commercially reasonable efforts to assist Buyer to cause such securities or other assets to be registered in the name of Buyer and deliver such securities or other assets to Buyer as soon as practicable, and pending any such transfer shall hold such securities or other assets for the benefit of Buyer.

6.3 Assignments. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Seller without the prior written consent of the Buyer, or by the Buyer without the prior written consent of the Seller. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation hereunder. Notwithstanding the foregoing, the Shares and the Transferred Rights shall be freely transferable by the Buyer, subject only to the Investment Agreement, the Registration Rights Agreement and applicable securities law.

6.4 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered in person, by reputable overnight courier, or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date of such receipt is acknowledged), as follows:

If to the Seller:	MatlinPatterson FA Acquisition LLC c/o MatlinPatterson Global Advisers LLC 520 Madison Avenue, 35th Floor New York, NY 10022 Attention: General Counsel

If to the Buyer:	LLSM L.P. c/o Stone Lion Capital Partners L.P. 555 Fifth Avenue, 18th Floor New York, NY 10017 Attention: Claudia Borg

or to such other place and with such copies as either party may designate as to itself by written notice to the other in accordance with this Section 7.3.

6.5 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or electronic transmission), and all such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

6.6 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof

6.7 Attorney’s Fees. The prevailing party shall have the right to collect from the other party its reasonable costs and necessary disbursements and attorneys’ fees incurred in enforcing this Agreement.

6.8 Remedies. In addition to any remedies either party may have in law, each party shall be entitled to apply to any court of competent jurisdiction (without posting bond or other security) to enjoin any actual or threatened breach or default under this Agreement and shall also be entitled to seek specific performance of this Agreement.

6.9 Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless execution in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

6.10 Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

[Signatures are on the following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the Agreement Date.

SELLER:	BUYER:

MatlinPatterson FA Acquisition LLC	LLSM L.P. By: LLS GP L.P., its General Partner By: LLS General Partner Ltd., its General Partner

By:	/s/ Robert H. Weiss	By:	/s/ Claudia L. Borg
Name:	Robert H. Weiss	Name:	Claudia L. Borg
Title:	General Counsel	Title:	Authorized Signatory

EXHIBIT A

PURCHASE PRICE

Shares:	1,304,393
Purchase Rate:	$10.50

Purchase Price:	$13,696,126.50

WIRING INSTRUCTIONS

[Redacted]